Exhibit 99.1

Sky Petroleum to Participate in US-Albania Investment Forum

First US-Albania Investment Forum being held in New York – September 19th, 2011

AUSTIN, Texas--(BUSINESS WIRE)--September 16, 2011--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, announces that will be participating in the First US-Albania Investment Forum being held on September 19th, 2011 in New York, NY.

The US-Albania Investment Forum features a delegation led by HE Sali Berisha, Prime Minister, Government of Albania, and will also include Hon Edmund Haxhinasto, Deputy Prime Minister and Minister of Foreign Affairs, Hon Nasip Naco, Minister of Economy, Trade and Energy and Hon Sokol Olldashi, Minister of Public Works and Transportation. The Albanian Honorary Consul, HE Dritan Mishto will open the forum and will then describe the current investment climate in Albania and the country’s efforts to attract foreign direct investment. The introduction will be followed by various breakout sessions as well as numerous networking opportunities.

“We are very pleased to participate in the First US-Albania Investment Forum, which will enable us to highlight our extensive Albanian assets to the significant number of senior institutional investors attending the event,” stated Karim Jobanputra, Sky Petroleum’s chief executive officer.

Exploration Blocks Four, Five, and Dumre

The PSC has a seven-year term with three exploration periods. Upon commercial discovery of gas, the agreement allows for development and production periods of 25 years plus extensions at the Company’s option. Block Four is located in southeast Albania, bordering on Greece; Block Five is located in southwest Albania next to the Adriatic Sea; and Block Dumre is located immediately north of the Kucova oil field. Based on analogous discoveries, it is believed that the prospects contain significant hydrocarbons.

About the Republic of Albania

Albania has a population of 3.5 million people and is located 50 km east of Italy, across the Adriatic Sea in Southeast Europe. Albania is a member of NATO, and has applied to join the European Union. Albania is a proven hydrocarbon producing region with earliest known bitumen production dating back to the Roman Empire. Modern exploration began in the early 1900’s. The Patmos – Marinza and Kucova heavy oilfields are among the largest oilfields in Europe. To date there have been ten significant field discoveries that have produced more than 150 million barrels.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com